SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                          FLORAFAX INTERNATIONAL, INC.
                                (Name of issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of class of securities)

                                    33982510
                                 (CUSIP number)

                                  TODD M. BINET
                             ST. JAMES CAPITAL CORP.
                           5599 SAN FELIPE, SUITE 301
                              HOUSTON, TEXAS 77056
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                                 August 30, 1996
            (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]

Check the following box if a fee is being paid with this statement.  [ ]

                               CUSIP No. 33982510
- --------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS                 St.James Capital Corp.

        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS           76-0478200
- --------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)   [ ]
                                                                       (b)   [ ]
- --------------------------------------------------------------------------------
3    SEC USE ONLY
- --------------------------------------------------------------------------------
4    SOURCE OF FUNDS
- --------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)                                                    [ ]
- --------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION                               Delaware
- --------------------------------------------------------------------------------
NUMBER OF      7    SOLE VOTING POWER                                    160,993
SHARES         -----------------------------------------------------------------
BENEFICIALLY   8    SHARED VOTING POWER                                        0
OWNED BY       -----------------------------------------------------------------
EACH           9    SOLE DISPOSITIVE POWER                               160,933
REPORTING      -----------------------------------------------------------------
PERSON WITH    10   SHARED DISPOSITIVE POWER                                   0
- --------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        160,933
- --------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES                                                       [ ]
- --------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                     1.94
- --------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON                                                 CO
- --------------------------------------------------------------------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 10, 1996
                                                    (Date)

                                               /s/ TODD M. BINET
                                                    (Signature)

                                               Todd M. Binet,
                                               Executive Vice President
                                                    (Name/Title)